EXHIBIT 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Senior Director, Corporate Communications
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(217) 285-4967

LOJACK CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

Westwood, MA. April 30 – LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the first quarter ended March 31, 2009 declined 40% to $27.8 million, from $46.1 million in the same period of the prior year. The operating loss for the first quarter was $6.2 million compared to operating income of $1.0 million for the same quarter a year ago.  The net loss for the first quarter was $6.4 million, or $0.38 per fully diluted share, compared to net income of $1.0 million, or $0.05 per fully diluted share for the first quarter in 2008.

In announcing the results, Richard T. Riley, Chairman of the Board said, “Our results in the first quarter were severely impacted by the worst global auto market in decades.  Following 14 months of steady contraction in the domestic auto market through the end of 2008, auto sales in the first quarter of 2009 continued to decline. The problems with the auto industry started in the U.S., but are now being profoundly felt around the world.

“We have responded to the drop in auto sales by making further cost reductions that became effective April 1, 2009, which resulted in a $0.7 million charge in the first quarter and are expected to provide a $4.5 million benefit over the remainder of 2009, with an annualized benefit of approximately $5.9 million beginning in 2010. Our global workforce has been reduced by more than 20% since the first quarter of 2008. Additionally, we have taken actions to reduce total employee compensation and benefits for 2009 that will result in an expected savings of $5.5 million for the year. These reductions, in addition to those reductions made in the fourth quarter of 2008, will result in a total savings of approximately $15 million for 2009.”

Gross margin dollars for the first quarter declined 43% to $13.6 million from $23.8 million in the prior year, while gross margin as a percentage of revenue was 49%, compared to 52% in the first quarter of 2008.  Excluding the impact of $0.4 million in work force reduction related costs, gross margin in the quarter would have been 50%.

Ronald V. Waters, President and Chief Executive Officer, said, “For the first quarter our gross margin percentage and dollars declined compared to the same period in 2008, primarily as a result of significantly lower domestic and international unit volumes, against an infrastructure which contains a level of fixed costs, as well as the impact of severance related costs in the quarter. The cost reductions took place at the end of March and did not provide any benefit in the first quarter.”

Domestic revenue in the first quarter declined 32% to $21.0 million from $30.9 million in the prior year, on a 45% reduction in unit volume.

Mr. Waters said, “The first quarter domestic auto sales reflect a 38% reduction and a seasonally adjusted annual rate of approximately 9.5 million vehicles. This is far below original industry expectations of 11.5 million vehicles for 2009. In particular, auto sales in California, our most highly penetrated market, were very hard hit.”

International revenue in the first quarter declined 62% to $4.0 million, from $10.3 million in the prior year, on a 66% decline in unit volume.

Mr. Waters said, “Our international unit volume and revenue reflect the impact of the widening global credit crisis. The economic uncertainty in the international markets has impacted the buying patterns of our licensees. In recent months declines in volume from our licensees have been much more rapid than that experienced in the domestic market. Several of our larger licensees are working through existing inventory that was purchased from us in late 2008 based on optimistic expectations for early 2009.”

Boomerang Tracking had revenue of $2.8 million compared to $4.9 million for the same quarter of the prior year. The devaluation of the Canadian dollar negatively affected revenue by $0.7 million or 19%.

Mr. Waters said, “During the first quarter, the Boomerang business was impacted by the same credit challenges as our domestic auto business, as well as the continued shift in the Canadian auto market away from high end vehicles, where Boomerang has historically had a high penetration. In response to the business dynamics, we have again taken significant steps to reduce our operating expenses to reflect the size of the business in Canada and are executing our programs to respond to the changes in the auto market.

“Despite the uncertain and volatile economic conditions, we remain committed to investing in those strategic programs that will continue to diversify the business, leverage the strength of the LoJack brand and drive long term profitable growth. These strategic programs include: technology and product development, our cargo security initiative and LoJack SafetyNet, our solution for people at risk. We continue to tightly and aggressively manage our operating expenses and effectively maintain our liquidity. At the end of the first quarter, our liquidity remained strong with a cash balance of $56.4 million.

“Based on the significant volatility in the global auto industry and the credit markets, and declining consumer spending globally, we are suspending our practice of providing specific guidance for the full year. The expectations that we communicated on February 18th of this year, when industry analysts were predicting domestic auto sales of 11.5 million vehicles, are no longer consistent with our view of the business for 2009. However, we do expect to generate a modest profit for the year, deliver solid cash flow, sustain a healthy margin and maintain a strong balance sheet for 2009. We will continue to closely monitor our various businesses, both domestically and internationally, and take appropriate steps to ensure that our operating costs effectively reflect revenue potential and preserve our liquidity. We will also continue to invest in our strategic programs to diversify our business.”

During the first quarter of 2009, we did not repurchase any shares.  As of December 31, 2008, we had outstanding repurchase authority to repurchase 1,681,778 shares.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the global leader in tracking and recovering valuable mobile assets. The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $5 billion worldwide in stolen LoJack-equipped assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack’s Stolen Vehicle Recovery System operates in 27 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, Thursday, April 30, 2009, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the outcome of the ongoing litigation involving the company; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s customers’ ability to access the credit markets; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release contains a non-GAAP financial measure of gross margin. The non-GAAP measure used in this release excludes the impact of the workforce reduction, which resulted in a $0.4 million reduction to the gross margin in the first quarter of 2009. The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis.  LoJack management uses non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. This measure also is used by management to aid their financial and operating decision making.

The non-GAAP financial measure included in this press release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measure included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations

(in millions, except share and per share amounts)

	Three Months Ended March 31,

	2009	2008
	(unaudited)
Revenue	$27.8	$46.1

Cost of goods sold	14.2	22.3
Gross margin	13.6	23.8

Costs and expenses:
Product development	1.6	1.8
Sales and marketing	7.6	11.1
General and administrative	8.9	8.2
Depreciation and amortization	1.7	1.7

Total	19.8	22.8

Operating (loss) income	(6.2)	1.0

Other income (expense):
Interest income	0.2	0.6
Interest expense	(0.2)	(0.3)
Equity loss in affiliate	--	(0.1)
Other	(0.6)	0.2
Total	(0.6)	0.4

(Loss) income before provision for income taxes
and net loss of noncontrolling interest	(6.8)	1.4
(Benefit) provision for income taxes	(0.2)	0.4
Net (loss) income	(6.6)	1.0
Less: Net (loss) attributable to the noncontrolling interest	(0.2)	--
Net (loss) income attributable to
LoJack Corporation and Subsidiaries	$(6.4)	$1.0

Diluted (loss) earnings per share	$(0.38)	$0.05
Weighted average diluted common
shares outstanding	17,059,046	18,380,911

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions, except share and per share amounts)

	March 31, 2009	December 31, 2008
	(unaudited)	(audited)

Assets
Current Assets:
Cash and cash equivalents	$56.4	$57.9
Marketable securities, net	0.5	4.2
Accounts receivable, net	35.6	43.0
Inventories	16.9	14.8
Prepaid and other expenses	4.7	4.4
Prepaid income taxes	3.0	3.6
Deferred income taxes	6.2	6.3
Total current assets	123.3	134.2

Property and equipment, net	21.0	21.7
Deferred income taxes	10.2	9.5
Intangible assets, net	1.3	1.5
Goodwill	14.3	14.6
Other assets, net	13.6	14.4
Total assets	$183.7	$195.9

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.5	$2.4
Accounts payable	5.2	6.5
Accrued and other liabilities	7.1	7.0
Current portion of deferred revenue	23.6	24.2
Accrued compensation	4.9	7.1
Total current liabilities	43.3	47.2

Long term debt, net of current portion	20.8	21.3
Deferred revenue, net of current portion	37.3	39.0
Deferred income taxes	0.2	0.3
Other accrued liabilities	1.5	1.5
Accrued compensation	1.9	2.2
Total liabilities	105.0	111.5

Commitments and Contingent Liabilities	--	--

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid-in capital	15.5	14.8
Accumulated other comprehensive income	8.5	8.2
Retained earnings	54.2	60.7
Total LoJack Corporation and
Subsidiaries stockholders’ equity	78.4	83.9
Noncontrolling interest	0.3	0.5

Total liabilities and stockholders’ equity	$183.7	$195.9

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.